Exhibit 99.1

MURPHY OIL PROVIDES FOURTH QUARTER EARNINGS GUIDANCE AND

ANNOUNCES UNSUCCESSFUL WELLS OFFSHORE REPUBLIC OF CONGO

EL DORADO, Arkansas, January 12, 2006 — Murphy Oil Corporation (NYSE:MUR) expects income for the fourth quarter of 2005 to be between $.75 and $.95 per diluted share, with this range including significant exploration exposure still pending offshore Peninsular Malaysia. The earnings include one-time income tax benefits of approximately $30 million.

Production during the quarter is estimated to average 103,000 barrels of oil equivalent (BOE) per day with sales volumes of 107,000 BOE per day. Dry hole charges for the quarter should be in the range of $25 million to $62 million and include unsuccessful wells at the Malachite and Beryl prospects offshore the Republic of Congo. The entire dry hole cost for Malachite and charges through December at Beryl will be expensed in the fourth quarter. The remaining cost incurred in 2006 at Beryl, expected to be approximately $4 million, will be charged against earnings in the first quarter of 2006. Both wells encountered noncommercial quantities of hydrocarbons and have been abandoned. Total worldwide exploration expense, including dry hole charges, should be between $52 million and $89 million during the quarter.

In the worldwide downstream business, the Company experienced strong retail margins, but the Meraux refinery continued to be offline following damage caused by Hurricane Katrina. Downstream earnings are expected to be approximately $23 million for the quarter. These earnings include net after tax estimated additional costs at the Meraux refinery of about $10 million that are not expected to be recoverable from insurance.

Earnings may also vary based on prices and volumes of some of the Company’s crude oil production.

The forward-looking statements reflected in this release are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the results discussed herein will be attained, and certain important factors that may cause actual results to differ materially are contained in Murphy’s January 15, 1997 Form 8-K report on file with the U.S. Securities and Exchange Commission.

#####